Exhibit 99.3

EXHIBIT A to
PERFORMANCE BASED RESTRICTED STOCK AGREEMENT

Performance Goal: Return On Average Tangible Common Equity

The Restricted Shares will be subject to vesting on the Vesting Date if the following levels of Return On Average Tangible Common Equity as measured against the companies in the Peer Group during the Performance Period are achieved:

•
Threshold Performance: 25% of the Restricted Shares will vest if the Company’s Return On Average Tangible Common Equity is equal to the 25th percentile of the Peer Group. If Threshold Performance is not achieved, the Employee shall not vest in any Restricted Shares.

•	Median Performance: 50% of the Restricted Shares will vest if the Company’s Return On Average Tangible Common Equity is equal to the 50th percentile of the Peer Group.

•	Maximum Performance: 100% of the Restricted Shares will vest if the Company’s Return On Average Tangible Common Equity is equal to or exceeds the 75th percentile of the Peer Group.

If Return On Average Tangible Common Equity exceeds Threshold Performance but does not equal or exceed Median Performance, the Employee shall vest in an amount of Restricted Shares on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Threshold Performance and Median Performance. If Return On Average Tangible Common Equity exceeds Median Performance but does not equal or exceed Maximum Performance, the Employee shall vest in an amount of Restricted Shares on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Median Performance and Maximum Performance.

Required Pre-Condition for Vesting of Restricted Shares: The Employee shall not vest in any of the Restricted Shares if the Tangible Book Value per share of the Company measured as of the last day of the Performance Period does not exceed the Tangible Book Value per share of the Company measured as of the first day of the Performance Period.

Definitions:

Capitalized terms in Exhibit A are either already defined in the Agreement or have the definition provided below:

“Peer Group” shall mean the companies identified as the Company’s peers in the Company’s Proxy Statement delivered to shareholders in connection with its annual meeting of shareholders held during the first year of the Performance Period. If a Peer Group company is acquired by or merged with another Peer Group company, the performance of the surviving company is tracked for the remainder of the Performance Period. If a Peer Group company is acquired by a non-Peer Group company, the acquired company is disregarded. A Peer Group company which becomes bankrupt or insolvent during the Performance Period shall be deemed to have Return On Average Tangible Common Equity of negative 100%. The Compensation Committee, in its discretion, may adjust the Peer Group if it determines that the Peer Group is of insufficient size for comparison to the Company due to mergers, acquisitions, or other events involving Peer Group companies during the Performance Period.

“Return On Average Tangible Common Equity” shall mean net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity for the Performance Period. The Compensation Committee will determine Return On Average Tangible Common Equity for the Company and the Peer Group using data reported by SNL Financial LC or such other information which the Compensation Committee determines to be appropriate.

“Tangible Book Value per share” shall mean the total equity of the Company, less good will and any other intangibles, divided by the number of outstanding shares of the Company’s common stock.